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                                                                    Exhibit 99.1

                 NEWS RELEASE

  Callisto       Contact Information:
Pharmaceuticals  Marty Tullio, Managing Member    Gary S. Jacob, Ph.D., CEO
    LOGO         McCloud Communications, LLC      Callisto Pharmaceuticals, Inc.
                 949.566.9860                     212.297.0010
                 marty@McCloudCommunications.com

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                     CALLISTO PHARMACEUTICALS ACQUIRES NOVEL
                           CANCER PLATFORM TECHNOLOGY

         Callisto Expands Product Pipeline with Acquisition of Novel Cancer Technology Platform

NEW YORK, NEW YORK - February 24, 2004 - Callisto Pharmaceuticals, Inc. (OTCBB:CLSP) announced today that it has signed an agreement with Houston Pharmaceuticals Inc. of Houston, Texas to acquire the rights to two key patents pertinent to a novel cancer technology platform developed by Dr. Waldemar Priebe, Professor of Medicinal Chemistry at the University of Texas M. D. Anderson Cancer Center, Houston, and his associates.

The technology is centered on the design of drugs that can specifically target sites on DNA using a technique referred to as site-directed intercalation (SDI). This technology has already led to the discovery of a new drug candidate, WP760, which has displayed remarkable selectivity against human melanoma cancer cell lines. An analysis of 80,000 compounds screened against a battery of human cancer cells (National Cancer Institute In-Vitro Cancer Screen) has shown that WP760 is the most selective compound seen for targeting melanoma. Callisto intends to initiate pre-clinical evaluation of WP760 as a drug candidate for the treatment of melanoma.

"We are excited to be working with Dr. Priebe and his colleagues on the development of SDI," commented Callisto Pharmaceuticals' CEO Dr. Gary S. Jacob. "We view this new drug technology platform as a significant addition to Callisto's pipeline. We believe SDI has the potential to create new drug candidates with powerful selectivity against new cancer targets."

"Acquiring this platform technology is a great first step in the further development of our oncology pipeline," said Callisto Senior Vice President Dr. Donald Picker. "Dr. Priebe has many years of experience in the field of DNA binding agents and the development of novel anti-cancer drugs. We are excited to be working with him to further develop the opportunities for this technology."

"The association with Callisto provides a great way to move our SDI technology forward," said Dr. Teresa Priebe, President of Houston Pharmaceuticals, Inc. "This technology can use both structure-based and combinatorial chemistry approaches to the development of unique small molecule drugs to control the expression of disease-related genes at the transcriptional level."

About Callisto Pharmaceuticals, Inc.
Callisto is a biopharmaceutical company primarily focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease. Callisto's major program centers on the clinical development of Atiprimod to treat multiple myeloma. Callisto also has programs focused on the development of drugs to protect against staphylococcal and streptococcal bioweapons, protecting against the devastating effects of toxic shock syndrome. Callisto has two operating subsidiaries, Callisto Research Labs, LLC and Synergy Pharmaceuticals Inc. Callisto has an exclusive worldwide license from AnorMED Inc. to develop, manufacture, use and sell Atiprimod. For additional information, visit www.callistopharma.com.

Included in this release are "forward-looking" statements. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Callisto's actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors.

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